Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-225413 and 333-210910) of General Cannabis Corp. of our report dated July 13, 2020, relating to the consolidated financial statements of Dalton Adventures, LLC and Affiliate (dba SevenFive Farm), which appears in this Current Report on Form 8-K/A.

/s/ ACM LLP

Denver, Colorado

August 7, 2020